                                                                      EXHIBIT 15






LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION


The Midland Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial information of The Midland Company and subsidiaries for the periods ended June 30, 2003 and 2002, as indicated in our report dated July 17, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statements No. 33-64821 on Form S-3 and Nos. 33-48511 and 333-40560 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Cincinnati, Ohio

July 17, 2003